Exhibit 99.1

AMENDMENT NO. 1 TO

EMPLOYMENT AND CHANGE OF CONTROL AGREEMENT

Mark Fusco

THIS AMENDMENT NO. 1 to EMPLOYMENT AND CHANGE OF CONTROL AGREEMENT, (this “Amendment”) is entered into as of October 28, 2005 between Aspen Technology, Inc., a Delaware corporation (“AspenTech”) and Mark Fusco (the “Executive”).

AspenTech and the Executive are parties to a certain Employment and Change of Control Agreement dated as of December 7, 2004 (the “Agreement”). The parties hereto desire to amend Section 8.3 of the Agreement as provided herein.

Therefore, in consideration of the premises and the mutual covenants herein contained, and for other valuable consideration, Aspentech and the Executive hereby agree as follows:

1.             Section 8.3 of the Agreement is hereby amended to read in its entirety as follows:

                “8.3         The payments provided for in Section 8.2 shall be made not later than the thirtieth day following the Date of Termination unless such payments will be “nonqualified deferred compensation” subject to the provisions of Section 409A of the Code, in which event the payments provided for in Section 8.2 shall be made not earlier than the first to occur of (a) the expiration of six (6) months and one day following the Date of Termination, or (b) the death of the Executive following the Date of Termination, nor later than fifteen (15) days following the first to occur of either of such events. Such payments shall bear interest at an annual rate equal to the prime rate as set forth in the Eastern edition of the Wall Street Journal on the Date of Termination, from the Date of Termination to the date of payment.”

2.             The Agreement, as amended by this Amendment, shall remain in full force and effect.

IN WITNESS WHEREOF, AspenTech and the Executive have executed and delivered this Agreement as of the date first written above.

ASPEN TECHNOLOGY, INC.		MARK FUSCO

By:	/s/ Stephen Jennings	/s/ Mark Fusco
Stephen Jennings
Director